Exhibit 4.42

Yang Infinity (Shanghai) Biotechnology Co., Limited

Agreement on Cancellation of Equity Pledge Contract

This Agreement on Cancellation of Equity Pledge Contract  (hereinafter referred to as "this Agreement") was signed and entered into by the following parties in Shanghai on April 27, 2020 and shall come into force as of such date:

Pledgee:	Xianggui (Shanghai) Biotechnology Co., Ltd., with the registered address located at Room 02, F/10, Building 2, No. 588, Zixing Road, Minhhang District, Shanghai;
Pledgor:	Wang Ying, ID Card No.: ***; address: ***

Whereas,

1.

The Pledgor is a shareholder of Yang Infinity (Shanghai) Biotechnology Co., Limited (a limited liability company established and existing according to the laws of China, with the registered address located at Room 1504, F/5, Building 3, No. 909, Tianyaoqiao Road, Xuhui District, Shanghai (hereinafter referred to as "Yang Company"), and holds all the registered capitals and 50% of shareholder equities of Yang Company;

2.

On June 22, 2019, the Pledgee signed the Exclusive Technology Consulting and Service Agreement with Yang Company; the Pledgee, Yang Company and the Pledgor signed the Exclusive Purchasing Right Contract; the Pledgor issued the Power of Attorney to the Pledgee (hereinabove collectively referred to as the "transaction documents");

3.

The Pledgor, Zeng Qingchun and the Pledgee signed the Equity Pledge Contract (hereinafter referred to as the "original contract") on June 21, 2019, where the Pledgor shall pledge all the equities of Yang Company held by him to the Pledgee to guarantee the full performance of all the contractual obligations under the transaction documents by the Pledgor and Yang Company (hereinafter referred to as the "related equity pledge");

4.	On May 26, 2019, the parties filed the related equity pledge with Shanghai Xuhui District Market Administration (hereinafter referred to as the "registration authority");
5.

The Pledgee, the Pledgor, Zeng Qingchun, Yang Company and Shanghai Xianggui Health Management Co., Ltd. signed the Agreement on Contract Cancellation on April 27, 2020, where all the transaction documents were terminated;

6.	In view of this, the parties hereby agree to sign this Agreement to terminate the original contract, and to cancel the registration of the related equity pledge.

Text

The parties hereby agree as follows through friendly negotiation:

1.

Contract termination. The parties hereby agree that the original contract shall be permanently terminated and invalid as of the date of signing of this Agreement. Neither party is obliged to comply with any terms in the original contract, and neither party will undertake any obligation under the original contract any more.

2.

Pledge elimination. Due to cancellation of all the transaction documents and elimination of principal creditor's right, the pledge (as defined in Article 1.1 of the original contract) obtained by the Pledgee on the basis of the original contract shall be eliminated on the date of signing of this Agreement.

3.

Cancellation of equity pledge. The Pledgee shall fully cooperate with the Pledgor (including but not limited to signing of any necessary legal documents), so that the Pledgor can apply to the registration authority for cancellation of the related equity pledge within 30 days after signing of this Agreement.

4.

Pledge certificate. The Pledgee shall return all the originals and copies of all the pledge certificates (specially shown in Article 5 of the original contract) kept according to the original contract within 5 days after signing of this Agreement.

5.

Supporting document. After signing of this Agreement, the Pledgor shall cause Yang Company to sign the updated capital contribution certificate (see Annex 1) and the register of shareholders (see Annex 2).

6.	Related expenses. The parties agree that all the expenses (if any) arising from cancellation of the related equity pledge shall be borne by the Pledgor.
7.	No consideration. The parties are voluntary to terminate all the previous contracts, and neither party shall pay consideration, compensation or indemnity in any form to any other parties.
8.

No dispute. The parties acknowledge that the obligations to be performed by the parties at the date of signing of this Agreement under the original contract have been completely performed, and there is no debtor-creditor relationship based on the original contract among the parties any more (and if such debtor-creditor relationship exists, the obligee shall hereby waive such right free of charge, unconditionally and permanently by signing this Agreement.

9.

Indemnity. Either party under this Agreement (such party's representative and the current or former shareholder, affiliate, director, officer and employee, hereinafter collectively referred to as "indemnified party") hereby irrevocably holds harmless other parties (including such parties and their current or former shareholders, affiliates, directors, officers and employees) from all the responsibilities, obligations and debts under all the previous contracts. The indemnified party further irrevocably waives its possible right to make any claim, action or arbitration (regardless of any cause of action, and no matter whether the indemnified party has known or can foresee such cause of action when signing of this Agreement) against other parties (including such parties and their current or former shareholders, affiliates, directors, officers and employees) based on the original contract.

10. Governing laws. The effectiveness, interpretation, performance and dispute settlement of this Agreement shall be governed by the laws of the People's Republic of China.

11. Dispute settlement. Any dispute arising from or in connection with this Agreement shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration. The arbitration place shall be Shanghai, and the arbitration language shall be Chinese. The arbitration award shall be final and binding upon the parties.

12. Miscellaneous.

(1)	Each party hereto hereby acknowledges and agrees to accept all the terms of this Agreement (even if a certain specific term is unrelated).
(2)

Each party hereto undertakes to conduct (and cause other related parties to conduct) all the other further acts, actions and matters required to effect all the terms of this Agreement or to sign (and cause other related parties to sign) all the other further documents required to effect all the terms of this Agreement upon request of other parties.

(3)	Unless otherwise agreed, each party hereto shall assume the respective costs and expenses arising from signing and performance of this Agreement.
(4)

If any clause of this Agreement is or becomes illegal, invalid or unenforceable in any respect at any time, the legality, validness and enforceability of the remaining clauses of this Agreement shall not be affected or prejudiced accordingly.

(5)

Unless otherwise agreed in this Agreement or unless there is separate written agreement among the parties, either party shall not transfer, license, assign or release the rights or obligations under this Agreement in whole or in part.

(6)

This Agreement and the Agreement on Contract Cancellation with respect to the transaction documents shall constitute the entire agreement concluded by the parties with respect to the matters mentioned in this Agreement, and supersede all the previous oral and written agreements and understandings among the parties with respect to the related matters.

(7)

This Agreement may be executed in multiple copies, and each copy shall have equal legal force. This Agreement may be executed via exchange of electronic signatures or exchange of scanned PDF documents. The scanning copy/fax copy of this Agreement shall have equal legal force with the original.

[There is no text below; the next page is the Signature Page]

There is no text on this page, and this page is the signature page of the Agreement on Cancellation of Equity Pledge Contract of Yang Infinity (Shanghai) Biotechnology Co., Limited

Pledgee: Xianggui (Shanghai) Biotechnology Co., Ltd. (Seal)

Signature of legal representative: /s/ Zeng Qingchun

Pledgor: Wang Ying

Signature: /s/ Wang Ying

Annex 1:

Capital Contribution Certificate of Yang Infinity (Shanghai) Biotechnology Co., Limited

Update date: April 27, 2020

Certificate holder: Wang Ying

This is to certify that:

Wang Ying (ID Card No.: ***) has the subscribed capital of RMB 2.5 million and owns 50% equity of the Company without any encumbrance.

The Capital Contribution Certificate issued by the Company on June 21, 2019 shall be invalid as of such date, and shall be replaced with this document.

Yang Infinity (Shanghai) Biotechnology Co., Limited (Seal)

Signature of legal representative: /s/ Zeng Qingchun

Annex 2:

Yang Infinity (Shanghai) Biotechnology Co., Limited

Register of Shareholders

Update date: April 27, 2020

Shareholder name	ID Card No.:	Subscribed amount	Contribution mode	Equity ratio	Pledge registration
Wang Ying	***	RMB 2.5 million	Cash	50%	None
Zeng Qingchun	***	RMB 2.5 million	Cash	50%	None

* Note: The Register of Shareholders issued by the Company on June 21, 2019 shall be invalid as of such date, and shall be replaced with this document.

Yang Infinity (Shanghai) Biotechnology Co., Limited (Seal)

Signature of legal representative: /s/ Zeng Qingchun